Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of The Arena Group Holdings, Inc. and Subsidiaries on Form S-1 (File No. 333-260597), Form S-3 (File Nos. 333-268487, 333-269393, 333-271240) and Form S-8 (File Nos. 333-26527, 333-272592) of our report dated April 1, 2024, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of The Arena Group Holdings, Inc. and Subsidiaries as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 which report is included in this Annual Report on Form 10-K of The Arena Group Holdings, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

April 1, 2024